EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Laird Superfood, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(h) and 457(c)	3,009,777	$4.04	$12,159,499.08	0.0001476	$1,794.74
Total Offering Amounts				—	$12,159,499.08	—	$1,794.74
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$1,794.74
(1)

This Registration Statement on Form S-8 (the “Registration Statement”) covers (i) shares of common stock, $0.001 par value per share (“Common Stock”), of Laird Superfood, Inc. (the “Registrant”) authorized for issuance under the Laird Superfood, Inc. 2020 Omnibus Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for a share of Common Stock on the NYSE American on June 21, 2024.

(3)

Includes (i) 1,536,742 shares of Common Stock that became available for delivery under the Plan pursuant to the first amendment to the Plan approved by the Registrant’s Board of Directors and stockholders, (ii) 1,123,035 shares of Common Stock that may become issuable under the Plan pursuant to Section 4.1 thereof, which provides for an annual increase in the number of shares reserved for issuance under the Plan and (iii) 350,000 shares of Common Stock that may again become available for issuance under the Plan as a result of forfeitures of outstanding awards pursuant to Section 4.3(c) of the Plan. See Explanatory Note.